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                                                                      EXHIBIT 99


SCHUESSLER APPOINTED TO WENDY'S BOARD OF DIRECTORS

         DUBLIN, Ohio (January 6, 2000) - Wendy's International, Inc. (NYSE:
WEN) announced today that the Company's board of directors has appointed John T.
(Jack) Schuessler as a director, effective immediately.
         Schuessler, 49, is President and Chief Operating Officer, U.S. Operations, for Wendy's.
        "We are very pleased to add Jack to the board given his depth of experience with the Company and in the restaurant industry," said R. David Thomas, Wendy's senior chairman and founder. "He is a 25-year veteran of Wendy's and has been promoted through our organization from running one store to managing districts, regions and the entire U.S. Obviously, he is an experienced restaurant operator and an important part of our leadership team."
         Schuessler is part of the executive management team, including Chief Financial Officer Frederick R. Reed and Tim Hortons President and Chief Operating Officer Paul House, leading the Company. Reed and House are already members of the board.
         Schuessler is also part of the special Chairman's Management Council with Thomas, Reed, House and Tim Hortons Co-Founder Ron Joyce, providing senior-level support throughout the Company.
         Wendy's International, Inc. is one of the world's largest restaurant operating and franchising companies with more than $7 billion in systemwide sales and two great brands - Wendy's and Tim Hortons. There are more than 5,500 Wendy's restaurants in the U.S., Canada and international markets. Tim Hortons has more than 1,800 restaurants in North America.


CONTACT:
John Barker 614-764-3044
Denny Lynch 614-764-3413


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JOHN T. (JACK) SCHUESSLER
PRESIDENT AND CHIEF OPERATING OFFICER, U.S. OPERATIONS (WENDY'S)

BIOGRAPHICAL INFORMATION

- John T. (Jack) Schuessler, 49, began his career at Wendy's in 1974 as a manager trainee for a franchisee in Atlanta. When the franchisee's stores were acquired in 1976, he joined the Company.
- He was promoted through the Wendy's organization, holding the positions of district manager, director of area operations and regional director in various markets throughout the U.S.
- In 1983, he was promoted to regional vice president of Wendy's eastern division. In 1984, he was named zone vice president. In 1986, he was named division vice president and then in 1987 he was promoted to senior vice president of the northeast division.
- He held the position of senior vice president until February 1995 when he was promoted to executive vice president, U.S. Operations.
- In February 1997, Schuessler assumed additional responsibility for day-to-day operations of Wendy's domestic restaurants when he was named President and COO, U.S. Operations. Today he also oversees operations for Wendy's of Canada.
- Schuessler has received numerous operator awards from the Company and in 1995 was inducted into Wendy's Hall of Fame.
-    Since 1998, he has been a trustee of Wendy's National Advertising Program
     (WNAP), a group elected and appointed by Wendy's franchisees to provide strategic marketing counsel to the Company.
- Schuessler has been involved in the Company's corporate affairs efforts as chairman of Wendy's internal government relations task force and externally as a founding member of the Employment Roundtable, an industry group made up of top officers of restaurant companies interested in influencing legislative efforts on a national basis.
-    He received a B.S. from Spring Hill College in Mobile, Ala.



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